                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

            Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934

                           Commission File No. 0-30723

                                   OSCA, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                            156 Commission Boulevard
                           Lafayette, Louisiana 70508
--------------------------------------------------------------------------------
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None

--------------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, OSCA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:    May 31, 2002               OSCA, INC.

                                     By:      /s/ Margaret B. Shannon
                                        -------------------------------
                                     Name:    Margaret B. Shannon
                                     Title:   Vice President and Secretary